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                                                                     EXHIBIT 2.1


                AGREEMENT FOR SALE OF PRINCETOWN HOLDINGS LIMITED
          (incorporated under the laws of the British Virgin Islands)
                  by Bonrad Limited to Reynard Motorsport, Inc

Date     26 March 1999

INDEX TO CLAUSES
1        Interpretation
2        Agreement for sale
3        Purchase consideration
4        Conditions and rescission
5        Completion
6        Warranties by the Vendor
7        Deferred consideration
8        Reverse transfer provisions
9        General
10       Governing Law

Schedule 1     Financial agreements
Schedule 2     Details of group companies
Schedule 3     Warranties
Schedule 4     Deed of indemnity
Schedule 5     Short particulars of the properties; Lease
Schedule 6     Vendor protection
Schedule 7     Stock take documents as at 31 August 1998
Schedule 8     Service Agreement




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                              SHARE SALE AGREEMENT

Date:                  26  March 1999
Parties:

1 'The Vendor': BONRAD LIMITED (registered no 280483) whose registered office is at Akara Building, 24 De Castro Street, Wickhams Cay 1, PO Box 3136, Road Town, Tortola, British Virgin Islands

2 'The Purchaser': REYNARD MOTORSPORT, INC a Delaware corporation whose principal place of business is at 8431 Georgetown Road, Suite 700, Indianapolis, Indiana 46268, USA

Operative provisions:

1        INTERPRETATION

1.1 In this agreement the following words and expressions have the following meanings:

         '1998 ACCOUNTS' the audited balance sheet, as at 31 August 1998, and audited profit and loss account for the year ended on 31 August 1998 of the Operating Company.

         'CA' Companies Act 1985

         'COMPANIES ACTS' CA, the former Companies Acts (within the meaning of CA s 735(1)) and the Companies Act 1989

         'COMPANY' Princetown Holdings Limited

         'COMPLETION' completion of the purchase of the Share in accordance with clause 5

         'CONSIDERATION SHARES' such number of common stock shares in the Purchaser as represents 2.5% of the total issued shares immediately before the Initial Public Offering and after the acquisition of Riley & Scott, Inc and the Company, credited as fully paid

         'DEED OF INDEMNITY' a deed in the form set out in Schedule 4

         'DEFERRED CONSIDERATION' the sum of  $500,000

         'DISCLOSURE LETTER' the disclosure letter, of the same date as this agreement, from the Vendor to the Purchaser

         'FA' Finance Act

         'GROUP COMPANIES' the Company and its Subsidiaries for the time being

         'ICTA' Income and Corporation Taxes Act 1988

         'INITIAL PUBLIC OFFERING' the initial public offering of the shares of common stock of the Purchaser on the New York Stock Exchange

         'INTELLECTUAL PROPERTY RIGHTS' patents, patent applications, know-how, trade marks, trade mark applications, trade names, registered designs, copyright or other similar intellectual or commercial right which are required for the Company to carry on its business


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         'LAST ACCOUNTS' the audited balance sheet, as at the Last Accounts
         Date, and audited profit and loss account for the year ended on the Last Accounts Date of the Operating Company

         'LAST ACCOUNTS DATE' 31 August 1997 (being the date to which the Last Accounts have been prepared)

         'LEASE' the lease substantially in the form set out in Schedule 5 (but in no event less beneficial to the tenant than that form or more onerous in any material respect to the landlord than that form)

         'OPERATING COMPANY' Gemini Transmissions Limited

         'PROPERTIES' the properties of the Group Companies shortly described in
         Schedule 5

         'RELEVANT COMPUTER HARDWARE' all computers and associated hardware and peripherals (and software required for them to function) which are required for the Operating Company's material plants, machinery and financial systems to operate

         'SERVICE AGREEMENT' the service agreement substantially in the form set out in Schedule 8 and in no event less beneficial to the Executive (as defined in the Service Agreement) or more onerous in any material respect to the Executive than that form and subject thereto complying in all respects with the terms applicable to the majority of the officers of the employing company during the term of the Service Agreement

         'SHARE' one issued Ordinary Share of US$1 of the Company

         'STOCK' the meaning set out in clause 8.1.2 of Schedule 3

         'SUBSIDIARY' a subsidiary as defined in CA s 736

         'TAXATION' all forms of taxation, duties, imposts and levies whatsoever, and wherever or whenever imposed, together with interest thereon and penalties

         'VENDORS SOLICITORS' Eversheds of Holland Court, The Close, Norwich NR1 4DX

         'WARRANTIES' the warranties and representations by the Vendor in clause 6 and Schedule 3

         'UK' the United Kingdom of Great Britain and Northern Ireland

1.2 All references in this agreement to a statutory provision are to a UK statutory provision unless expressed otherwise and shall be construed as including references to:

         1.2.1 any statutory modification, consolidation or re-enactment (whether before or after the date of this agreement) for the time being in force;

         1.2.2 all statutory instruments or orders made pursuant to a statutory provision; and

         1.2.3 any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

1.3 Any reference in this agreement to the 'Vendor' includes his personal representatives.

1.4 A reference in this agreement to FRS shall be a reference to a financial reporting standard issued or adopted by The Accounting Standards Board Limited of the UK.


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1.5      Clause headings in this agreement are for ease of reference only and do not affect the construction of any provision.

1.6 Except where the context otherwise requires, words denoting the singular shall include the plural and vice versa.

1.7 Any reference to a document being in the agreed terms shall be to such document in the form initialled by or on behalf of the parties.

2        AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this agreement the Vendor shall sell as with full title guarantee and the Purchaser shall purchase the Share, with all rights attaching to it and with effect from the date of this agreement free from all liens charges and encumbrances.

3        PURCHASE CONSIDERATION

3.1      The purchase consideration for the Share shall comprise the following:-

3.1.1    Cash consideration equal to $2,500,000.

3.1.2    The issue of the Consideration Shares.

4        RESCISSION

4.1 The Purchaser shall be entitled to rescind this agreement by notice in writing to the Vendor or the Vendor's Solicitors if prior to Completion:-

         4.1.1 any of the Warranties is not or was not true and accurate in all material respects on the date it was given or

         4.1.2 any act or event occurs which, ( being within the reasonable control of the Vendor but not capable of remedy ) had it occurred on or before the date of this agreement, would have constituted a material breach of any of the Warranties or

         4.1.3 there is any material breach or nonfulfillment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion

Provided that for the purpose of this clause 4, a matter shall not be material unless the Purchaser would be entitled to compensation for breach of contract in relation to such matter of at least (pound)70,000.

5        COMPLETION

5.1 Completion of the purchase of the Share shall take place at the Purchaser's offices on or before 15 April 1999, provided there has not been a rescission. At Completion, all but not some of the transactions specified in the following sub-clauses shall take place, unless the Purchaser in its absolute discretion waives any requirement contained in sub-clauses 5.2 to 5.5.

5.2      The Vendor shall deliver to the Purchaser:

         5.2.1 duly completed and signed transfer in favour of the Purchaser or as it may direct of the Share constituted in registered form;

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         5.2.2    The relevant share certificate;

         5.2.3 the Deed of Indemnity duly executed by the Vendor and the Purchaser;

         5.2.4 the resignations of the directors and the secretary from their respective offices in each Group Company, (and in the case of Mrs DC Verwey additionally from her employment by the Operating Company) with a written acknowledgement from each of them executed as a deed in such form as the Purchaser reasonably requires that, save as contemplated by this agreement, he has no claim against any Group Company on any grounds whatsoever;



5.3      There shall be delivered to the Purchaser:

         5.3.1 the seal (if any) and certificate of incorporation of each Group Company;

         5.3.2 the statutory books of each Group Company, complete and up-to-date;

         5.3.3    the duly executed Leases relating to each of the Properties;

         5.3.4 the appropriate forms to amend the mandates given by each Group Company to its bankers;

         5.3.5 bank statements or other information acceptable to the Purchaser showing the financial situation of the Company and the Operating Company with their respective bankers at close of business on the day before Completion or at the latest possible date before Completion accompanied in such latter case by reconciliation statements made up to close of business on the day before Completion;

         5.3.6 (or make available to the Purchaser) all other documents, books, records, securities and memoranda relating to all Group Companies and their respective businesses.

5.4 The Vendor shall repay any monies then owing by him to any Group Company, whether due for payment or not and shall procure delivery of the Service Agreement, duly executed by Mr Andre Verwey.

5.5      Board Meetings of each Group Company shall be held at which:-

         5.5.1 such persons as the Purchaser may nominate shall be appointed additional directors;

         5.5.2 the transfers referred to in clause 5.2.1 shall be approved (subject to stamping); and

         5.5.3 the resignations referred to in clauses 5.2.4 and 5.2.5 shall be submitted and accepted.

5.6 Upon completion of the matters referred to in clauses 5.2 to 5.5 the Purchaser shall:-

         5.6.1 deliver the Service Agreement duly executed by Reynard Motorsport Limited

         5.6.2 issue to the Vendor the Consideration Shares ranking pari passu and as a single class on and from the date of allotment with the existing common stock shares and common stock shares of the Purchaser to be issued at the Initial Public


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                  Offering which shall carry the right to receive in full all dividends and other distributions declared, made or paid after the date of Completion.

         5.6.3 deliver the letter from Kegler, Hill, Brown & Ritter in the agreed terms

5.7 On or before 31 May 1999 and subject to the matters referred to in clauses 5.2 to 5.5 the Purchaser shall:-

         5.7.1 cause the cash consideration set out in clause 3.1.1. (less the Deferred Consideration) together with the Vendor's reasonable legal costs in connection with the entry into and completion of this agreement (but no previous agreement) to be paid by banker's drafts made payable to the Vendor or as the Vendor directs or, at the Vendor's option, electronic funds transfer to such account nominated by the Vendor.

         5.7.2 procure (a) the payment by the Operating Company of the balances (not to exceed (pound)2,000,259 in aggregate ) shown in its books at completion as due to:-
                  - the landlord of the properties, converted into dollars at the rate of $1.6924 to the (pound)
                  - Andre Verwey (converted as above)
                  - Complete Projects (converted as above), (payment for all of which shall be by a bank transfer to the Vendors Solicitors)
                  - Jan Langdon, and

                  (b) any payments specified by the Operating Company to its staff (not to exceed(pound)30,000 )as ex gratia payments to them for loss of office.

6        WARRANTIES, UNDERTAKINGS AND INDEMNITIES BY THE VENDOR

6.1      The Vendor warrants to the Purchaser that:

         6.1.1 the Vendor has and will have full power and authority to enter into and perform this agreement and the Deed of Indemnity which constitute or when executed will constitute binding obligations on him in accordance with their respective terms;

         6.1.2 the Share will at Completion constitute the whole of the issued and allotted share capital of the Company;

         6.1.3 there is and at Completion will be no pledge, lien or other encumbrance on, over or affecting the Share and there is and at Completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

         6.1.4 the Vendor will be entitled to transfer the full legal and beneficial ownership of the Share to the Purchaser on the terms of this agreement without the consent of any third party;

         6.1.5    the Operating Company is the only Subsidiary of the Company;

         6.1.6 the information in Schedule 2 relating to the Group Companies is true and accurate in all respects;

         6.1.7 the Company is the sole beneficial owner of the shares in the Operating Company free from any encumbrance;


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         6.1.8    save as fairly set out in the Disclosure Letter, the
                  Warranties in Schedule 3 are true and accurate in all respects and will continue to be so up to and including Completion, provided that the Vendor shall not have any liability in respect of any matter occurring after signing (1) which is not within his reasonable ability or that of the directors of any Group Company to control or (2) in respect of which the Purchaser has given its written consent (which shall not be unreasonably withheld or delayed) or (3) which does not constitute a material breach of warranty;

6.2 The Vendor undertakes that any Warranty which refers to the knowledge, information or belief of the Vendor, shall be deemed to include an additional statement that it has been made after due and careful enquiry by him and deemed also to include the knowledge, information or belief of each director or former director of the Operating Company.

6.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause of this agreement shall govern or limit the extent or application of any other clause.

6.4 The Vendor shall promptly disclose in writing to the Purchaser any event or circumstance which has arisen since 26th October 1998 or arises or becomes known to him prior to Completion and is materially inconsistent with any of the Warranties or the contents of the Disclosure Letter and which the Vendor knew (or ought reasonably to have known) would have been material to be known by the Purchaser.

6.5 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by it or on its behalf into the affairs of any Group Company (save as provided by clause 6 of Schedule 6), by its rescinding or failing to rescind this agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.6 None of the information supplied by any Group Company or its professional advisers to the Vendor or his agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of any Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Group Company to the Vendor, and the Vendor waives any claims against the Group Company which he might otherwise have in respect of it.

6.7 The Vendor hereby undertakes with and covenants to the Purchaser and the Company that save as otherwise expressly provided in this Agreement (including for the avoidance of doubt any payments pursuant to the matters set out in clause 5.7.2) or otherwise with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed in relation to Clause 6.7.3) he will procure that pending Completion:-

         6.7.1 the Company and Operating Company will carry on their respective businesses in the ordinary course so as to maintain the same as a going concern and will not cause or permit the Company or the Operating Company to cease to trade;

         6.7.2 neither the Company nor the Operating Company will dispose of any assets except in the ordinary course of carrying on its business;

         6.7.3 otherwise than in the ordinary course of carrying on its business, neither the Company nor the Operating Company will assume or incur any material liabilities whether actual or contingent and in particular will not incur any capital commitment of a value in excess of (pound)5,000;

         6.7.4 neither the Company nor the Operating Company will declare make or pay any dividend or other distribution to any of its members;


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                  consideration in excess of its market value at the date of such acquisition or enter into any unusual, long term or onerous contact of a value in excess of (pound) 5000.

         6.7.5 neither the Company nor the Operating Company will acquire any asset for a consideration in excess of its market value at the date of such acquisition or enter into any unusual, long term or onerous contract of a value in excess of (pound)5000.

         6.7.5 neither the Company nor the Operating Company will make any increase in remuneration salary or wage levels or grant any additional benefit of any description to any employee, director or consultant of the Company, or of the Operating Company or make or agree to make any compensation payment to any of them; and

         6.7.7 no change shall be made to the Memorandum or Articles of Association or the share capital or board of directors of the Company or the Operating Company

6.8 The Vendor shall procure that until Completion the Purchaser, its agents, representatives and professional advisers are given promptly on request whatever facilities and information regarding the business, assets, liabilities, contracts and affairs of each Group Company, and of the documents of title and other evidence of ownership of its assets, that the Purchaser may reasonably require.

6.9 Notwithstanding any other provisions of this Agreement the liability of the Vendor hereunder shall be limited in accordance with the provisions of Schedule 6 to this Agreement.

6.10 The Vendor undertakes to procure that, prior to Completion the audited balance sheet and audited profit and loss account of the Operating Company as at 31 August 1998 shall have been prepared by the Operating Company's auditors so as to comply with the stipulations set out in paragraph 2.2 of Schedule 3 as if they were the Last Accounts (and as if the reference to the Last Accounts Date was to 31 August 1998) and

6.11 The Vendor undertakes that within twelve months of the initial public offering of the shares of common stock in the Purchaser on the New York Stock Exchange or any other stock exchange it will not sell or attempt to sell any of the shares of common stock which shall have been issued to it pursuant to clause 5.6.2.

7        DEFERRED CONSIDERATION

7.1 The Deferred Consideration shall be paid by the Purchaser to the Vendor or his order on 31st December 2001. Payment of the Deferred Consideration shall be subject to a right of set-off and deduction ("the Deduction") by the Purchaser in respect of any claim for breach of the Warranties, or any other provision of this Agreement or under the Tax Deed ("the Claim") (but otherwise shall be paid free from any set off or counterclaim) PROVIDED THAT no Deduction shall be made if the Vendor has otherwise discharged or satisfied the amount due in respect of the Claim and FURTHER PROVIDED that no deduction shall be made unless:-

         7.1.1 the Vendor (or the Vendor's Solicitors) shall have agreed to the Deduction; or

         7.1.2 a court of competent jurisdiction shall have finally decided that the Vendor is liable in respect of the Claim.

8        REVERSE TRANSFER PROVISIONS

8.1 The Purchaser hereby undertakes with and covenants to the Vendor and the Company that save as otherwise expressly provided in this Agreement (including for the avoidance of doubt any payments pursuant to the matters set out in clause 5.7.2) or otherwise with the prior written consent of the Vendor (which consent shall not be unreasonably withheld or delayed in relation to Clause 8.1.3) the Purchaser will procure that pending the Initial Public Offering or if earlier 7 June 1999:-

         8.1.1 the Company and Operating Company will carry on their respective businesses in


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                  the ordinary course and on an arm's length basis so as to
                  maintain the same as a going concern and will not cause or permit the Company or the Operating Company to cease to trade;

         8.1.2 neither the Company nor the Operating Company will dispose of any assets except in the ordinary course of carrying on its business;

         8.1.3 otherwise than in the ordinary course of carrying on its business, neither the Company nor the Operating Company will assume or incur any material liabilities whether actual or contingent and in particular will not incur any capital commitment of a value in excess of (pound)5,000;

         8.1.4 neither the Company nor the Operating Company will declare make or pay any dividend or other distribution to any of its members;

         8.1.5 neither the Company nor the Operating Company will acquire any asset for a consideration in excess of its market value at the date of such acquisition or enter into any unusual, long term or onerous contract of a value in excess of (pound)5000.

         8.1.6 neither the Company nor the Operating Company will make any increase in remuneration salary or wage levels or grant any additional benefit of any description to any employee, director or consultant of the Company, or of the Operating Company or make or agree to make any compensation payment to any of them; and

         8.1.7 no change shall be made to the Memorandum or Articles of Association or the share capital or board of directors of the Company or the Operating Company

         8.1.8 the Company and Operating Company shall take all reasonable steps to preserve and protect its assets

         8.1.9 no security interests will be granted over any assets of the Company or the Operating Company or the Share

         8.1.10 the Vendor's representatives will be allowed upon reasonable notice access to the Company, Operating Company and their assets and records

         8.1.11 no share or loan capital will be issued other than as contemplated by the Initial Public Offering or loans made to or by the Company or Operating Company

         8.1.12 no action is taken which is inconsistent with the provisions of clause 8.2


         8.2 In the event of the Initial Public Offering not taking place at or before midnight GMT on 31 May 1999, then the obligations under clauses 5.7 and 7 shall be cancelled and on the 7th June, 1999 the following will take place:-

         8.2.1. The Purchaser will transfer back to the Vendor the Share with full title guarantee and with all rights attaching to it free from all liens charges and encumbrances

         8.2.2. The Vendor will surrender the shares of common stock issued to it in the Purchaser and or substitute and any additional shares allotted to the Vendor prior to the Initial Public Offering and options granted to the Vendor if any for additional shares.

         8.2.3. The Purchaser will procure the resignation of the directors of each Group Company who shall have been so appointed pursuant to clause 5.5.1.

         8.2.4. The Vendor will procure the immediate resignation without compensation of the Executive from the Service Agreement


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         8.2.5.   The Purchaser will procure the agreement of the Employer under the Service Agreement to that resignation

         8.2.6 The Purchaser shall procure that best endeavours are taken to return the Company and Operating Company to the position they would have been in had Completion not have taken place.

         8.2.7 The Purchaser shall indemnify the Vendor, Company and Operating Company on demand in cash and on an after tax basis for (1) any loss of value of the Share, Company or Operating Company or for any net liability on the Company or Operating Company incurred during the period of ownership of the Share by the Purchaser, to the extent that the foregoing is attributable to the act of the Purchaser, its directors, officers, agents, representatives or advisors and (2) the Vendor's reasonable legal costs in connection with the entry and completion of this Agreement (but no earlier agreement).

9        GENERAL

9.1 No announcement shall be made in respect of the subject matter of this agreement unless specifically agreed between the parties or it is an announcement required by law or a stock exchange issued after prior consultation with the Vendor.

9.2 If this agreement ceases to have effect the Purchaser will release and return to each Group Company all documents concerning it provided to the Purchaser or its advisers in connection with this agreement and will not use or make available to any other person any information which it or its advisers have been given in respect of any Group Company and which is not in the public domain.

9.3 If the Share or the shares or the business of the Operating Company shall at any time be sold or transferred to a company which is a subsidiary of the Purchaser or of the Purchaser's ultimate holding company, then and only then, the benefit of each of the Warranties may be assigned to the purchaser or transferee who shall accordingly (for so long as the Purchaser or Transferee remains a subsidiary of the Purchaser or of the Purchaser's ultimate holding company) be entitled to enforce each of the Warranties against the Vendor as if he were named in this agreement as the Purchaser.

9.4 This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as expressly provided, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

9.5 Subject to clause 5.7.1, all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability and no Group Company shall have any liability in respect of them.

9.6 Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by agreement in writing between or on behalf of the Vendors and the Purchaser.

9.7 Any notice required to be given by any of the parties under this agreement may be sent by fax or by post to the address of the addressee as set out in this agreement or to such other address as the addressee may have notified for the purpose of this clause Provided that any notice sent to the Vendor shall at the same time be sent to the Vendor's Solicitors marked (CHC/AMP/78705-2) unless notified in writing to the contrary. Communications sent


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         by fax shall be deemed to have been received at time of transmission and those by post shall be deemed to have been received forty-eight hours after posting. In proving service by post it shall be necessary to prove only that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

9.8 This Agreement sets forth the entire agreement between the parties with respect to the subject matter covered by it and supersedes and replaces all prior communications, drafts representations, warranties, stipulations, undertakings and agreements of whatsoever nature, whether oral or written, between the parties relating thereto, save that if the Initial Public Offering does not take place on or before 31 May 1999, all rights (if any) of the Vendor and Reynard Motorsport Limited under the predecessor agreement dated 26 October 1998 shall be preserved.

9.9 Neither party enters into this Agreement in reliance on any warranty, undertaking, stipulation or agreement other than those contained in this Agreement (other than as provided for in clause 9.8).

9.10 The parties hereto shall and shall use their respective reasonable endeavours to procure that any necessary third parties shall do execute and perform all such further deeds documents assurances acts and things as the other party hereto may reasonably require by notice in writing to the other (and at the cost of the requesting party) to carry the provisions of this Agreement into full force and effect.

9.11 Following Completion, the Purchaser undertakes to the Vendor (for himself and as trustee for the relevant guarantor) to use all reasonable endeavours to obtain the release of the relevant guarantor from all liabilities in connection with each guarantee identified in the Disclosure Letter and, pending such release, to indemnify them against all liabilities pursuant to such guarantees including after Completion.

9.12 If either party becomes liable to pay the other any sum pursuant to this agreement, whether a liquidated sum or by way of damages or otherwise, the paying party will be liable to pay interest on such sum from the due date for payment at the annual rate of 2 1/2% above the base lending rate from time to time of Nat West Bank accruing on a daily basis until payment is made whether before or after any judgement.

10.      GOVERNING LAW AND JURISDICTION

10.1 The validity construction and performance of this Agreement shall be governed by English law.

10.2 All disputes, claims or proceedings between the parties relating to the validity construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England to which the parties hereto irrevocably submit. Each of the parties irrevocably consents to the award or grant of any relief in any such proceedings before the High Court of Justice in England. Either party shall have the right to take proceedings in any other jurisdiction for the purposes of enforcing a judgement or order obtained from the High Court of Justice in England.

10.3 The Vendor hereby authorises and appoints Eversheds of Holland Court The Close Norwich NR1 4DX or such other firm of solicitors in England and Wales, as he may designate by written notice to the Purchaser to accept service of all notices and legal process arising out of or connected with this Agreement and service on such person (or such substitute) shall be deemed to be service on the Vendor. The Vendor undertakes not to revoke the appointment without having first appointed an appropriate alternative agent.


IN WITNESS whereof this agreement has been executed as a deed the day and year first written.